Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 16, 2017, relating to the consolidated financial statements and financial statement schedule of BioDelivery Sciences International, Inc. (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2016, and to the reference to us under the heading “Experts” in the reoffer prospectus, which is part of such Registration Statement.

/s/ Cherry Bekaert LLP

Raleigh, North Carolina

January 26, 2018